Exhibit 2.1

(Translation)

Specimen of Common Stock Certificates

of

Mizuho Financial Group, Inc.

Share Certificate

of

Mizuho Financial Group, Inc.

1 Share

[Sample]

No. 0000000

Name of Corporation	Mizuho Financial Group, Inc.

Date of Incorporation	January 8, 2003

This is to certify that this person named herein is the holder of the above-mentioned share.

Mizuho Financial Group, Inc.

President & CEO: Terunobu Maeda (Corporate Seal)

[back]

Date of Issuance of Share Certificate:	Receipt of stamp duty acknowledged by Koto Ward Tax Office

Name of Shareholder:

Date of Registration	Name of Shareholder	Registration Seal

1

2

3

4

5

6

7

8

(This section is for computer processing. Please make sure that this section is not soiled.)

Mizuho Financial Group, Inc.	No. 0000000	1

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